Hawk Announces 2009 Third Quarter Results

•	Net sales increase 11.3% in third quarter compared to second quarter 2009

•	Company reports third quarter net income of $3.8 million or $0.45 per diluted share

CLEVELAND, Ohio – November 9, 2009 – Hawk Corporation (NYSE Amex: HWK) announced today that sales for the third quarter ended September 30, 2009 were $43.5 million, a decrease of $30.7 million or 41.4%, from $74.2 million in the comparable prior year quarter. Net sales for the nine months ended September 30, 2009 were $126.8 million, a decrease of 40.1%, from $211.8 million in the comparable prior year period. The economic downturn was the principal driver of the revenue decline. Despite this downturn, the Company has continued to receive new business awards from new and existing customers, which the Company expects will result in future sales gains as the economy recovers. Total sales were up 11.3% in the third quarter of 2009 when compared to the second quarter of 2009, as a result of sales increases at all of our global facilities.

Income from operations for the third quarter ended September 30, 2009 was $6.1 million, a decrease of $9.5 million, or 60.9%, from $15.6 million in the prior year period. The decrease in income from operations during the quarter was impacted primarily by the sales volume decrease and to a lesser extent, foreign currency exchange rates. This decline was partially offset by reductions in incentive compensation expense, stringent cost controls during the quarter and product mix.

For the nine month period ended September 30, 2009, the Company reported income from operations of $11.8 million, a decrease of $21.9 million, or 65.0%, from $33.7 million in the comparable prior year period primarily caused by sales volumes declines and to a lesser extent, foreign currency exchange rates. This decline was partially offset by reductions in incentive compensation expense, stringent cost controls, pricing actions and product mix. During the nine months ended September 30, 2009, the Company reduced its global labor force by approximately 16% in addition to lesser reduction taken in the last quarter of 2008.

For the third quarter 2009, the Company reported net income of $3.8 million, or $0.45 per diluted share, a decrease of $6.5 million compared to net income of $10.3 million, or $1.09 per diluted share, in the third quarter of 2008. During the third quarter of 2009, the Company reported other income of $1.5 million ($0.9 million after tax), or $0.12 per diluted share related to its decision to accept cash from its partner in lieu of its obligation to develop a potential new product for the Company. The Company decided that the funds could earn a higher return deployed on other projects. During the third quarter of 2008, the Company reported other income of $1.3 million ($0.9 million after tax), or $0.09 per diluted share, as a result of a similar decision. For the nine months ended September 30, 2009, the Company reported net income of $4.8 million, or $0.55 per diluted share, compared to $18.4 million, or $1.95 per diluted share, during the comparable prior year period.

Ronald E. Weinberg, Hawk’s Chairman and CEO, said, “Despite the softness caused by the economic recession, I am pleased with our performance. We have been awarded a steady stream of additional new business during the period and have been successful in controlling costs without diminishing the competitive momentum of our business. During the third quarter, we began to see the very early stages of a recovery in a number of our end-markets. Our sales in the third quarter were up 11.3% compared to the second quarter of 2009. We reacted quickly to the downturn and enacted cost reductions beginning in the fourth quarter of 2008, and expect that a number of these reductions will provide a benefit to our earnings power as the economy continues to improve.” Mr. Weinberg continued, “Our balance sheet remains strong with approximately $86 million in cash and short-term investment as of September 30, 2009. This amount of cash demonstrates a level of financial stability to our customers, suppliers and lenders and allows us to be more proactive in gaining market share and actively reviewing our options for potential acquisitions.”

Working Capital and Liquidity
Cash and short-term investments increased $7.6 million to $86.3 million as of September 30, 2009, compared to $78.7 million as of June 30, 2009. At September 30, 2009, working capital decreased by $8.1 million to $117.9 million from $126.0 million at December 31, 2008. The decrease in working capital was largely the result of decreased accounts receivable and inventory levels partially offset by reductions in accounts payable at September 30, 2009. As a result of the emphasis on working capital reductions and in spite of the economic downturn, cash flow from operations remained positive at $10.2 million for the nine months ended September 30, 2009, compared to $13.8 million for the period ended September 30, 2008.

Mr. Weinberg continued, “We were pleased to have been able to increase our cash balances by $7.6 million from June 30, 2009 and to further reduce inventory levels by an additional $1.7 million during the same period. Our receivables continue to be of excellent quality.”

At September 30, 2009, the Company had no borrowings under its global bank facilities, and $18.8 million was available for borrowings under these facilities.

During the nine months ended September 30, 2009, the Company spent $6.9 million on capital expenditures, compared to $9.2 million during the comparable period of 2008. Depreciation was $5.3 million for the nine months ended September 30, 2009 compared to $5.0 million for the nine months ended September 30, 2008.

Business Outlook
As the calendar year draws to a close, the Company is tightening its expectations for revenues to a range of between $165.0 million and $175.0 million from its previously issued range of between $160.0 million and $180.0 million. The revised range incorporates the Company’s expectation that gradual improvements in order quantities will continue throughout the remainder of the year. However, the potential for year-end working capital actions taken by customers could negatively affect projected revenues.

The Company remains vigilant in controlling its operating expenses in response to economic conditions while at the same time investing globally in its technology and sales efforts. A slight improvement in demand is being experienced, and a portion of the direct workforce has been recalled.  Management believes the earnings benefit of this in the fourth quarter will be tempered by expected product mix changes and the possibility that customers will push shipments into the first quarter of 2010 in order to control their own inventory levels.  As a result of this combination of factors, the Company is refining its range for operating income for the year to between $15.0 million and $17.0 million from its previously issued range of $14.0 million and $18.0 million.

The Company’s previously provided capital spending guidance for 2009 remains unchanged at a range of between $8.0 and $10.0 million. Given the actual results through September 30, 2009 and the Company’s forecasted mix of domestic and foreign earnings in the remainder of 2009, the Company is revising its effective tax rate to 36.0% from its previous guidance of 39.9%.

The Company
Hawk Corporation is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction and mining equipment, farm equipment, recreational and performance automotive vehicles. The Company also manufactures fuel cell components. Headquartered in Cleveland, Ohio, Hawk has approximately 930 employees at 12 manufacturing, research, sales and international rep offices and administrative sites in 7 countries.

Forward-Looking Statements
This press release includes forward-looking statements concerning sales, operating earnings and effective tax rates. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the effect of regional and global economic and industrial market conditions including our expectations concerning their impact on the markets we serve; the effect of conditions in the financial and credit markets and their impact on the Company and our customers and suppliers; the impact of the Company’s cost reduction initiatives; the Company’s ability to execute its business plan to meet its sales, operating income, cash flow and capital expenditure guidance; the costs and outcome of the ongoing SEC and DOJ investigations; the impact on the Company’s gross profit margins as a result of changes in product mix; the Company’s vulnerability to industry conditions and competition; the effect of any interruption in the Company’s supply of raw materials or a substantial increase in the price of raw materials; work stoppages by union employees; ongoing capital expenditures and investment in research and development; compliance with government regulations; compliance with environmental and health and safety laws and regulations; the effect on the Company’s international operations of unexpected changes in legal and regulatory requirements, export restrictions, currency controls, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, political and economic instability, difficulty in accounts receivable collection and potentially adverse tax consequences; the effect of foreign currency exchange rates on the Company’s non-U.S. sales; reliance for a significant portion of the Company’s total revenues on a limited number of large organizations and the continuity of business relationships with major customers; the loss of key personnel; and control by existing preferred stockholders.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Conference Call
A live Internet broadcast of the Company’s conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation’s web site (www.hawkcorp.com) on Monday, November 9, 2009 at 11:00 a.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company’s web site.

Contact Information
Thomas A. Gilbride, Vice President — Finance
(216) 861-3553

Investor Relations Contact Information
John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

HAWK CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008
Net sales	$43,452	$74,181	$126,814	$211,761
Cost of sales	29,883	49,070	92,856	148,140

Gross profit	13,569	25,111	33,958	63,621
Operating expenses:
Selling, technical and administrative expenses	7,305	9,332	21,764	29,426
Amortization of finite-lived intangible assets	138	139	415	451

Total operating expenses	7,443	9,471	22,179	29,877

Income from operations	6,126	15,640	11,779	33,744

Interest expense	(2,048)	(2,013)	(6,078)	(6,041)
Interest income	125	488	394	1,679
Other income, net	1,583	1,198	1,706	1,552

Income from continuing operations, before income taxes	5,786	15,313	7,801	30,934

Income tax provision	2,003	5,016	2,806	10,632

Income from continuing operations, after income taxes	3,783	10,297	4,995	20,302
Loss from discontinued operations, after income taxes	(13)	(41)	(187)	(1,883)

Net income	$3,770	$10,256	$4,808	$18,419

Diluted earnings per share:
Income from continuing operations, after income taxes	$0.45	$1.09	$0.57	$2.15
Discontinued operations, after income taxes	—	—	(0.02)	(0.20)
Net earnings per diluted share	$0.45	$1.09	$0.55	$1.95

Average shares and equivalents outstanding — diluted	8,315	9,403	8,566	9,375

HAWK CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET (Unaudited)
(In thousands)

	September 30	December 31
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$52,350	$62,520
Short-term investments	33,911	30,774
Accounts receivable, net	28,022	38,569
Inventories	28,558	41,377
Deferred income taxes	382	414
Other current assets	4,956	5,521

Total current assets	148,179	179,175
Property, plant and equipment, net	48,667	47,498
Other intangible assets	6,153	6,568
Other assets	8,126	6,751

Total assets	$211,125	$239,992

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,763	$30,207
Other accrued expenses	15,489	23,010

Total current liabilities	30,252	53,217
Long-term debt	87,090	87,090
Deferred income taxes	350	338
Other liabilities	18,901	21,956
Shareholders’ equity	74,532	77,391
Total liabilities and shareholders’ equity	$211,125	$239,992

# # #